November 13, 2002




The Board of Trustees
Alpine Income Trust
122 East 42nd Street
New York, NY  10168


Gentlemen:


                     In order to provide Alpine Income Trust (the "Trust") with its initial capital, Stephen A. Lieber (the "Purchaser") is hereby purchasing from the Trust 110,000 shares of beneficial interest, $.001 par value, of the Trust (the "Shares"), consisting of 100,000 Shares representing interests in Alpine Municipal Money Market Fund, at a purchase price of $1.00 per Share and 10,000 Shares representing interests in Alpine Tax Optimized Income Fund at a purchase price of $10.00 per Share.

                     The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof and that the Purchaser has no present intention to dispose of the Shares.

                                  Very truly yours,


                                  ALPINE MANAGEMENT & RESEARCH, LLC


                                   /S/ STEPHEN A. LIEBER
                                   -----------------------------------
                                   Stephen A. Lieber